Exhibit (n)(3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Trustees of Apollo Debt Solutions BDC:

We have audited the consolidated statement of assets and liabilities of Apollo Debt Solutions BDC and subsidiaries (the “Company”) as of December 31, 2022 and 2021, including the consolidated schedule of investments as of December 31, 2022, and the related consolidated statement of operations, changes in net assets, cash flows, and the financial highlights for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”) and our report dated March 16, 2023, expressed an unqualified opinion on those financial statements. Our audit of the Company includes the information as of December 31, 2022, appearing under the caption “Senior Securities”. This information is the responsibility of the Company’s management. Information about the Company’s senior securities as of December 31, 2022, appearing under the caption “Senior Securities” has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York

March 21, 2023